Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES 2012 SECOND QUARTER FINANCIAL RESULTS AND

PROVIDES UPDATE ON POTENTIAL REIT CONVERSION

UPDATES EARNINGS GUIDANCE FOR 2012 – EXPECTS DILUTED EPS OF $1.53 TO $1.57 COMPARED

WITH PREVIOUS RANGE OF $1.53 TO $1.61

NASHVILLE, Tenn. – August 8, 2012 – CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the second quarter of 2012.

Second Quarter Highlights

•	Diluted EPS of $0.37

•	Adjusted Diluted EPS of $0.38

•	Operating income of $74.9 million

•	EBITDA and Adjusted EBITDA of $102.9 million and $103.7 million, respectively

•	Funds From Operations and Adjusted Funds From Operations Per Diluted Share of $0.55 and $0.43, respectively

•	Dividends per common share of $0.20 paid in June 2012

For the second quarter of 2012, CCA generated net income of $37.3 million, or $0.37 per diluted share, compared with net income of $42.4 million, or $0.39 per diluted share, for the second quarter of 2011. Net income adjusted for expenses associated with debt refinancing transactions and expenses associated with the pursuit of a potential conversion into a real estate investment trust (REIT), was $37.9 million, or $0.38 per diluted share in the second quarter of 2012.

Net income for the second quarter of 2012 was lower compared to the second quarter of 2011 due to a number of items including: (a) a deterioration in operating income resulting from the start-up of our new Jenkins Correctional Center and the intake of Puerto Rico populations at our Cimarron Correctional Facility, (b) an increase in wages and employee benefits costs (c) declines in populations at our Colorado and D.C. Correctional Treatment facilities, and partially offset by (d) a reduction in interest expense. Our earnings per share benefited from the reduction in our weighted average diluted shares outstanding from 107.7 million during the second quarter of 2011 to 100.5 million during the second quarter of 2012, as a result of share repurchases made in 2011.

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

Second Quarter Financial Results

CCA President and Chief Executive Officer, Damon Hininger, stated, “We were pleased to recently announce the expansion of our relationships with the states of Idaho and Oklahoma and to have completed the ramp of Puerto Rico populations. These additional populations will absorb some of the available beds in several facilities that are under-utilized and should result in improved operating performance at those facilities.”

During the second quarter of 2012, total management revenue increased 3.2% to $441.4 million from $427.9 million during the second quarter of 2011. Management revenue from our federal partners increased 3.3% to $192.0 million generated during the second quarter of 2012 compared with $185.9 million generated during the second quarter of 2011. The increase in federal revenue was primarily attributable to contractual rate increases associated with certain federal management contracts. In addition, we experienced higher federal inmate populations at several owned and managed facilities throughout our system.

Management revenue from our state partners increased 2.9% to $219.9 million during the second quarter of 2012 compared with $213.8 million during the prior year period. State revenue increased primarily due to new inmate populations from the state of Ohio as we commenced operations at our Lake Erie Correctional Institution on January 1, 2012, following the acquisition of the facility in December 2011, and at our newly constructed Jenkins Correctional Center which we completed during the first quarter of 2012. In addition, we experienced increases in inmate populations from our new contract with the Commonwealth of Puerto Rico as we began ramping populations at our Cimarron Correctional Facility during the first quarter of 2012. These increases were partially offset by lower inmate populations from the state of California due to our strategic decision in mid-2011 not to renew a contract for nearly 900 beds at our Florence facility, where we were able to replace such inmates with more inmates from the U.S. Marshals Service. We also experienced lower inmate populations from the District of Columbia and Colorado.

Revenue per compensated man-day in the second quarter of 2012 increased to $59.22 from $58.74 in the second quarter of 2011. Increases in per diem rates from certain federal and state partners were offset by an increase in operating expenses to $41.87 per man-day in the second quarter of 2012 from $39.79 per man-day in the second quarter of 2011. The increase in operating expenses per man-day resulted from wage increases provided to employees in the third quarter of 2011, an increase in benefits costs compared to a very low rate in 2011, and costs associated with the transition of inmate populations at our Jenkins and Cimarron facilities.

Our total average daily compensated population increased to 81,913 in the second quarter of 2012 from 80,038 in the second quarter of 2011. However, our total portfolio occupancy decreased to 89.0% in the second quarter of 2012 from 90.0% during the second quarter of 2011 as a result of average available beds increasing to 92,043 from 88,949 due to the opening of our new 1,124-bed Jenkins facility and the acquisition of the 1,798-bed Lake Erie Correctional Institution on January 1, 2012. Also impacting occupancy rates were declines in populations at our Colorado and D.C. Correctional Treatment facilities.

EBITDA for the second quarter of 2012 was $102.9 million compared to $114.0 million during the second quarter of 2011. Adjusted EBITDA for the second quarter 2012, which excludes expenses associated with debt refinancing transactions and expenses associated with the pursuit of a potential REIT conversion, each as further described hereafter, was $103.7 million. Funds From Operations was $54.9 million during the second quarter of 2012 compared to $57.4 million in the prior year quarter. Adjusted Funds From Operations, which includes maintenance and technology capital expenditures, for the second quarter of 2012 was $42.8 million compared with $48.0 million during the prior year period.

Second Quarter Financial Results

Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

Potential REIT Conversion Update

In May 2012, CCA announced it was assessing the feasibility of a real estate investment trust (REIT) conversion and had assembled a team of outside tax, legal and financial advisors to assist us in determining if we could structure our operations in such a way as to allow us to maintain the strategic alignment of our real estate and operations under a single publicly traded umbrella, qualify for status as a REIT and continue to provide correctional services at both facilities owned by our government partners and facilities we own.

While there is more work to be done – both in working with the Internal Revenue Service (IRS) and also in fully analyzing the business issues – our preliminary conclusion indicates that a conversion to a REIT using a taxable REIT subsidiary for the provision of services would provide numerous benefits to CCA, assuming it could be properly implemented. We believe such a conversion has the potential to lower our cost of capital, draw a larger base of potential shareholders, provide greater flexibility to pursue growth opportunities post-conversion, and create a more efficient operating structure.

Since the time of the release in May, our advisors have had a number of preliminary discussions, including an in-person meeting, with representatives of the IRS to discuss our proposed REIT structure, including owning our properties through the REIT and providing incarceration-related services through a subsidiary of the REIT that would be treated as a taxable REIT subsidiary. Those discussions helped us identify issues we would need to address and led us to file a formal request for a private letter ruling from the IRS. While we believe that there is a sound legal basis for the IRS to grant the ruling we have requested, we can provide no assurances the IRS will issue a favorable ruling. There is no specific schedule for the IRS to respond to a request for a private letter ruling,

We intend to work with the IRS and to continue our own analysis of the benefits of a REIT conversion as quickly as we can, and we believe that, if our preliminary analyses are substantiated, an election to become a REIT effective January 1, 2013 remains a possibility. However, this is a very complex process, and the precise timing and outcome of the process are still uncertain. We have assembled a strong team of advisors and are proceeding as quickly as possible to try and reach a favorable conclusion.

Refinancing Activities

On April 16, 2012, we redeemed the remaining $40.0 million of aggregate principal amount outstanding of our 6.25% Senior Notes due 2013 (the 2013 Notes). On June 14, 2012 we redeemed $60.0 million of aggregate principal amount of our 6.75% Senior Notes due 2014 (the 2014 Notes). We redeemed these notes at par plus accrued interest to the redemption date, with proceeds from our senior bank credit facility.

Second Quarter Financial Results

On July 23, 2012, we notified the trustee for our 2014 Notes of our election to call for redemption on August 27, 2012 an additional $50.0 million principal amount of the 2014 Notes at par plus accrued interest to the redemption date. We expect to redeem these notes with proceeds from our senior bank credit facility. Following this redemption, $40.0 million of the 2014 Notes will remain outstanding and none of the 2013 Notes remain outstanding.

Partnership Development Update

In July 2012, we announced we entered into a new agreement with the Idaho Department of Corrections to house up to 800 inmates at our 1,488-bed Kit Carson Correctional Center in Colorado. The management contract has an initial term of two years, with four one-year renewal options upon mutual agreement. CCA expects to initially receive 250 inmates from Idaho in the next few weeks with the potential for additional inmates over the contract term depending on the state of Idaho’s capacity needs.

In July 2012, we also announced we renewed our agreement with the Oklahoma Department of Corrections, and increased the contracted capacity by up to 240 inmates at our Cimarron Correctional Facility, and will now house up to 2,520 inmates for the state of Oklahoma. The guaranteed occupancy provision in the previous agreement only applies to the base population and will not apply to the additional 240 beds. CCA began receiving the additional inmates in July and expects the receipt of these inmates to be significantly completed by the end of the third quarter of 2012.

In June 2012, we announced that we agreed to modify our existing contract with the California Department of Corrections and Rehabilitation (CDCR) to reduce the total number of inmates we house for California from up to 9,588 to an average daily population of 9,038 for the fiscal year ending June 30, 2013. As a result, we have begun ramping down the California out-of-state population to align with the CDCR’s new budgeted level. The reduction is expected to be completed no later than October 1, 2012. The contractual 90% occupancy guarantee was adjusted to reflect the lower contract capacity. All other terms of the contract remain unchanged.

As we have previously disclosed, the state of California released a new five-year plan for their projected population and capacity needs, which envisions recalling the inmates held in our facilities over the next several years resulting in an end to our agreement by June 2016. The plan includes many proposed modifications including, but not limited to, a continued decline in the state’s prison population through implementation of realignment, an increase in the maximum occupancy of the California correctional system required by the U.S. Supreme Court from 137.5% to 145% along with new in-state construction. The plan acknowledges that if any portion of the plan is not implemented as envisioned, alternatives such as continuing to house inmates out-of-state would have to be considered.

Guidance

We expect Diluted EPS for the third quarter of 2012 to be in the range of $0.39 to $0.41 and full-year 2012 Adjusted Diluted EPS to be in the range of $1.53 to $1.57. Funds From Operations for the full year 2012 to be in the range of $2.86 to $2.91, while full year Adjusted Funds From Operations Per Diluted Share is in the range of $2.31 to $2.41. Our guidance does not include expenses associated with refinancing transactions or expenses we will continue to incur evaluating the feasibility of a conversion to a real estate investment trust.

Second Quarter Financial Results

During 2012, we expect to invest approximately $80.0 million to $90.0 million in capital expenditures, consisting of approximately $30.0 million to $35.0 million in on-going prison construction and expenditures related to potential land acquisitions, and $50.0 million to $55.0 million in maintenance and information technology. We also expect a full-year effective income tax rate of approximately 38%, with payments for income taxes expected to approximate $87.0 million to $89.0 million for the full year.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the second quarter of 2012. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.

The Second Quarter Investor Presentation will be available on our website beginning on or about September 5, 2012. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.

Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on August 9, 2012, to discuss our second quarter 2012 financial results and future outlook. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 2:00 p.m. eastern time on August 9, 2012 through 1:59 p.m. eastern time on August 16, 2012, by dialing (888) 203-1112 or (719) 457-0820, pass code 5529470.

About CCA

CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 67 facilities, including 47 company-owned facilities, with a total design capacity of approximately 92,000 beds in 20 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide inmates health care (including medical, dental and psychiatric services), food services and work and recreational programs.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other

Second Quarter Financial Results

things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) the outcome of California’s realignment program and utilization of out of state private correctional capacity; (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (vii) the outcome of our and our advisors’ analysis of the feasibility of and the potential costs and operational challenges involved in converting the Company to a real estate investment trust structure, including our assessment of various complex tax, legal, financial and business issues and the likelihood of obtaining a favorable private letter ruling from the Internal Revenue Service. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

Second Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ASSETS	June 30, 2012	December 31, 2011
Cash and cash equivalents	$63,130	$55,802
Accounts receivable, net of allowance of $1,318 and $1,218, respectively	250,445	269,685
Deferred tax assets	7,976	11,768
Prepaid expenses and other current assets	26,448	18,676
Current assets of discontinued operations	12	3,498

Total current assets	348,011	359,429

Property and equipment, net	2,592,252	2,608,740

Restricted cash	5,018	5,013
Investment in direct financing lease	8,376	9,233
Goodwill	11,988	11,988
Other assets	30,357	25,047
Non-current assets of discontinued operations	—	181

Total assets	$2,996,002	$3,019,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$168,311	$195,726
Income taxes payable	94	605
Current liabilities of discontinued operations	1,170	2,031

Total current liabilities	169,575	198,362

Long-term debt	1,190,764	1,245,014
Deferred tax liabilities	136,316	136,503
Other liabilities	34,777	31,730

Total liabilities	1,531,432	1,611,609

Commitments and contingencies

Preferred stock — $0.01 par value; 50,000 shares authorized; none issued and outstanding at June 30, 2012 and December 31, 2011, respectively	—	—
Common stock — $0.01 par value; 300,000 shares authorized; 99,977 and 99,528 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1,000	995
Additional paid-in capital	1,137,024	1,129,435
Retained earnings	326,546	277,592

Total stockholders’ equity	1,464,570	1,408,022

Total liabilities and stockholders’ equity	$2,996,002	$3,019,631

Second Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
REVENUE:
Management and other	$442,315	$429,393	$877,069	$854,022
Rental	551	551	1,102	1,102

	442,866	429,944	878,171	855,124

EXPENSES:
Operating	316,584	294,015	632,118	587,177
General and administrative	23,095	21,782	44,935	43,229
Depreciation and amortization	28,302	27,047	56,689	53,973

	367,981	342,844	733,742	684,379

OPERATING INCOME	74,885	87,100	144,429	170,745

OTHER EXPENSES:
Interest expense, net	14,729	18,360	31,619	36,762
Expenses associated with debt refinancing transactions	287	—	1,828	—
Other expense	41	118	53	189

	15,057	18,478	33,500	36,951

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	59,828	68,622	110,929	133,794
Income tax expense	(22,494)	(26,006)	(41,553)	(50,738)

INCOME FROM CONTINUING OPERATIONS	37,334	42,616	69,376	83,056
Loss from discontinued operations, net of taxes	—	(198)	(362)	(308)

NET INCOME	$37,334	$42,418	$69,014	$82,748

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.37	$0.40	$0.70	$0.77
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.37	$0.40	$0.70	$0.77

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.37	$0.39	$0.69	$0.76
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.37	$0.39	$0.69	$0.76

DIVIDENDS PER SHARE	$0.20	$—	$0.20	$—

Second Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED DILUTED EPS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$37,334	$42,418	$69,014	$82,748
Special items:
Expenses associated with debt refinancing transactions	287	—	1,828	—
Expenses associated with pursuit of REIT conversion	550	—	600	—
Income tax benefit for special items	(315)	—	(908)	—

Adjusted net income	$37,856	$42,418	$70,534	$82,748

Weighted average common shares outstanding—basic	99,570	106,977	99,431	107,828
Effect of dilutive securities:
Stock options	767	622	699	657
Restricted stock-based compensation	128	129	146	146

Weighted average shares and assumed conversions— diluted	100,465	107,728	100,276	108,631

Adjusted Diluted Earnings Per Share	$0.38	$0.39	$0.70	$0.76

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$37,334	$42,418	$69,014	$82,748
Income tax expense	22,494	26,006	41,553	50,738
Expenses associated with debt refinancing transactions	287	—	1,828	—
Expenses associated with pursuit of REIT conversion	550	—	600	—
Income tax benefit for special items	(315)	—	(908)	—
Income taxes paid	(37,800)	(41,465)	(38,998)	(41,461)
Depreciation and amortization	28,302	27,047	56,689	53,973
Depreciation and amortization for discontinued operations	—	144	—	273
Income tax benefit for discontinued operations	—	(121)	(215)	(189)
Stock-based compensation reflected in G&A expense	2,964	2,251	5,375	4,628
Amortization of debt costs and other non-cash interest	1,071	1,075	2,224	2,141

Funds From Operations	$54,887	$57,355	$137,162	$152,851
Maintenance and technology capital expenditures	(12,051)	(9,355)	(24,851)	(14,185)

Adjusted Funds From Operations	$42,836	$48,000	$112,311	$138,666

Funds From Operations Per Diluted Share	$0.55	$0.53	$1.37	$1.41

Adjusted Funds From Operations Per Diluted Share	$0.43	$0.45	$1.12	$1.28

Second Quarter Financial Results

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$37,334	$42,418	$69,014	$82,748
Interest expense, net	14,729	18,360	31,619	36,762
Depreciation and amortization	28,302	27,047	56,689	53,973
Income tax expense	22,494	26,006	41,553	50,738
Loss from discontinued operations, net of taxes	—	198	362	308

EBITDA	$102,859	$114,029	$199,237	$224,529

Expenses associated with debt refinancing transactions	287	—	1,828	—
Expenses associated with pursuit of REIT conversion	550	—	600	—

ADJUSTED EBITDA	$103,696	$114,029	$201,665	$224,529

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	For the Year Ending December 31, 2012
	Low End of Guidance	High End of Guidance
Adjusted net income	$153,000	$157,000
Income tax expense	92,000	94,000
Income taxes paid	(87,000)	(89,000)
Depreciation and amortization	114,500	114,500
Other non-cash items	15,000	15,500

Funds From Operations	$287,500	$292,000
Maintenance and technology capital expenditures	(55,000)	(50,000)

Adjusted Funds From Operations	$232,500	$242,000

Funds From Operations Per Diluted Share	$2.86	$2.91

Adjusted Funds From Operations Per Diluted Share	$2.31	$2.41

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including Net Income, Adjusted Net Income, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics, as well as EBITDA and Adjusted EBITDA to assess the operating performance of the Company’s correctional facilities. EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA and Adjusted EBITDA, the

Second Quarter Financial Results

impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Funds From Operations substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Funds From Operations and Adjusted Funds From Operations also reflect the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid may fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.

The Company may make adjustments to GAAP net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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